Exhibit 99.1

Karat Packaging Board Declares Special Cash Dividend

and Regular Quarterly Cash Dividend

CHINO, Calif, August 7, 2024 – Karat Packaging Inc. (Nasdaq: KRT) (the “Company” or “Karat”), a specialty distributor and manufacturer of disposable foodservice products and related items, today announced that its board of directors has approved payment of a regular quarterly cash dividend of $0.35 per share. The board also declared a special cash dividend of $0.15 per share on the Company’s common stock.

Both dividends are payable on or about August 30, 2024, to shareholders of record at the close of business on August 21, 2024.

“These distributions reflect Karat’s strong cash position and positive long-term outlook,” said Alan Yu, chief executive officer. “Our board remains committed to providing returns to our shareholders and to continually assess opportunities to enhance shareholder value.”

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

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Investor Relations and Media Contacts:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980

IR@karatpackaging.com